                                                                    Exhibit 11.1

                                 RED HAT, INC.
                  COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                  (Unaudited)


                                                                     Three-Months Ended
                                                                           May 31,
                                                            -----------------------------------
                                                                 2000                 1999
                                                            -----------------------------------
Weighted average common shares
    outstanding for the period - basis EPS                      154,664,865        49,925,913

Effect of dilutive stock options and warrants (a)                         -                 -

Effect of dilutive preferred stock (b)                                    -                 -
                                                            ---------------------------------
Weighted average common shares
     outstanding for the period - diluted EPS                   154,664,865        49,925,913
                                                            ---------------------------------
Net income (loss)                                               (14,851,458)       (4,132,613)
                                                            ---------------------------------
Net income (loss) per share - basic                                   (0.10)            (0.08)
                                                            ---------------------------------
Net income (loss) per share - diluted                                 (0.10)            (0.08)
                                                            ---------------------------------

(a) Options and warrants to purchase 14,564,355 and 14,365,247 shares of common stock were outstanding in the three months ended May 31, 2000 and 1999, respectively, but were not not included in the computation of diluted EPS as their effect was antidilutive.

(b) Convertible preferred shares of 66,796,512 were outstanding in the three months ended May 31, 1999, but were not included in the computation of diluted EPS as their effect was antidilutive.